                              DELAWARE POOLED TRUST

                         SHAREHOLDER SERVICES AGREEMENT


         THIS AGREEMENT, made as of this 19th day of April, 2001 by and between DELAWARE POOLED TRUST (the "Trust"), a Delaware business trust, for the series set forth in Schedule A hereto as it shall be amended from time to time (each a "Series"), and DELAWARE SERVICE COMPANY, INC. ("DSC"), a Delaware Corporation, each having its principal office and place of business at 1818 Market Street, Philadelphia, Pennsylvania 19103.

                              W I T N E S S E T H:

         WHEREAS, the Investment Management Agreements between the Trust and Delaware Management Company, a series of Delaware Management Business Trust, or Delaware International Advisers Ltd. provide that the Trust shall conduct its own business and affairs and shall bear the expenses and salaries necessary and incidental thereto including, but not in limitation of the foregoing, the costs incurred in: the maintenance of its corporate existence; the maintenance of its own books, records and procedures; dealing with its own shareholders; the payment of dividends; transfers of stock, including issuance, redemption and repurchase of shares; preparation of share certificates; reports and notices to shareholders; calling and holding of shareholders' meetings; miscellaneous office expenses; brokerage commissions; custodian fees, legal and accounting fees; taxes; and federal and state registration fees; and

         WHEREAS, the Trust and DSC previously entered into a Twelfth Amended and Restated Shareholder Services Agreement dated September 5, 2000 on behalf of each Series; and

         WHEREAS, the Trust and DSC desire to have this written agreement supercede any and all previous agreements concerning the performance of the foregoing services and providing compensation therefore; and

         NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, and intending legally to be bound, it is agreed:

                             I. APPOINTMENT AS AGENT

         1.1 The Trust hereby appoints DSC Shareholder Services Agent for the Series to provide as agent for the Trust services as Transfer Agent, Dividend Disbursing Agent and Shareholder Servicing Agent and DSC hereby accepts such appointment and agrees to provide the Trust, as its agent, the services described herein.

         1.2 The Trust shall pay DSC and DSC shall accept, for the services provided hereunder, the compensation provided for in Section VIII hereof. The Trust also shall reimburse DSC for expenses incurred or advanced by it for the Trust in connection with its services hereunder.

                                II. DOCUMENTATION

         2.1 The Trust represents that it has provided or made available to DSC (or has given DSC an opportunity to examine) copies of, and DSC represents that it has received from the Trust (or is otherwise familiar with), the following documents:

             (a) The Agreement and Declaration of Trust or other documents evidencing the Trust's form of organization and any current amendments or supplements thereto.

             (b) The By-Laws of the Trust;

             (c) Any resolution or other action of the Trust or the Board of Trustees of the Trust establishing or affecting the rights, privileges or other status of each class or series of shares of the Trust, including those relating to the Series or altering or abolishing each such class or series;

             (d) A certified copy of a resolution of the Board of Trustees of the Trust appointing DSC as Shareholder Services Agent for the Series and authorizing the execution of this Agreement;

             (e) The forms of share certificates of the Series in the forms approved by the Board of Trustees of the Trust;

             (f) A copy of the Trust's currently effective Prospectuses and Statement of Additional Information under the Securities Act of 1933, if effective;

             (g) Copies of all account application forms and other documents relating to shareholder accounts in the Series;

             (h) Copies of documents relating to Plans of the Trust for the purchase, sale or repurchase of its shares, including periodic payment or withdrawal plans, reinvestment plans or retirement plans;

             (i) Any opinion of counsel to the Trust relating to the authorization and validity of the shares of the Series issued or proposed to be issued under the law of the State of the Trust's organization, including the status thereof under any applicable securities laws;

             (j) A certified copy of any resolution of the Board of Trustees of the Trust authorizing any person to give instructions to DSC under this Agreement (with a specimen signature of such person if not already provided), setting forth the scope of such authority; and

             (k) Any amendment, revocation or other documents altering, adding, qualifying or repealing any document or authority called for under this Section 2.1.

         2.2 The Trust and DSC may consult as to forms or documents that may be required in performing services hereunder.

         2.3 The Trust shall provide or make available to DSC a certified copy of any resolution of the shareholders or the Board of Trustees of the Trust providing for a dividend, capital gains distribution, distribution of capital, stock dividend, stock split or other similar action affecting the authorization or issuance of shares of the Trust or the payment of dividends.

         2.4 In the case of any recapitalization or other capital adjustment requiring a change in the form of stock certificates or the books recording the same, the Trust shall deliver or make available to DSC:

             (a) A certified copy of any document authorizing or effecting such change;

             (b) Written instructions from an authorized officer implementing such change; and

             (c) An opinion of counsel to the Trust as to the validity of such action, if requested by DSC.

         2.5 The Trust warrants the following:

             (a) The Trust is, or will be, a properly registered investment company under the Investment Company Act of 1940 and any and all Series' shares which it issues will be properly registered and lawfully issued under applicable federal and state laws.

             (b) The provisions of this contract do not violate the terms of any instrument by which the Trust is bound; nor do they violate any law or regulation of any body having jurisdiction over the Trust or its property.

         2.6 DSC warrants the following:

             (a) DSC is and will be properly registered as a transfer agent under the Securities and Exchange Act of 1934 and is duly authorized to serve, and may lawfully serve as such.

             (b) The provisions of this contract do not violate the terms of any instrument by which DSC is bound; nor do they violate any law or regulation of any body having jurisdiction over DSC or its property.


                             III. STOCK CERTIFICATES

         3.1 The Trust shall furnish or authorize DSC to obtain, at the Trust's expense, a sufficient supply of blank stock certificates for the Series, and from time to time will replenish such supply upon the request of DSC. The Trust agrees to indemnify and exonerate, save and hold DSC harmless, from and against any and all claims or demands that may be asserted against DSC concerning the genuineness of any stock certificate supplied to DSC pursuant to this Section.

         3.2 DSC shall safeguard, and shall account to the Trust, upon its demand for, all such stock certificates: (a) as issued, showing to whom issued, or (b) as unissued, establishing the safekeeping, cancellation or destruction thereof.

         3.3 The Trust shall promptly inform DSC in writing of any change in the officers authorized to sign stock certificates or in the form thereof. If an officer whose manual or facsimile signature is affixed to any blank share certificate shall die, resign or be removed prior to the issuance of such certificate, DSC may nevertheless issue such certificate notwithstanding such death, resignation or removal, and the Trust shall with respect thereto promptly provide to DSC any approval, adoption or ratification as may be required by DSC.


                               IV. TRANSFER AGENT

         4.1 As Transfer Agent for the Trust, DSC shall issue, redeem and transfer shares of the Series, and, in connection therewith but not in limitation thereof, it shall:

             (a) Upon receipt of authority to issue shares, determine the total shares to be issued and issue such shares by crediting shares to accounts created and maintained in the registration forms provided; as applicable, prepare, issue and deliver stock certificates.

             (b) Upon proper transfer authorization, transfer shares by debiting transferor-shareholder accounts and crediting such shares to accounts created and/or maintained for transferee-shareholders; if applicable, issue and/or cancel stock certificates.

             (c) Upon proper redemption authorization, determine the total shares redeemed and to be redeemed; determine the total redemption payments made and to be made; redeem shares by debiting shareholder accounts; as applicable receive and cancel stock certificates for shares redeemed; and remit or cause to be remitted the redemption proceeds to shareholders.

             (d) Create and maintain accounts; reconcile and control cash due and paid, shares issued and to be issued, cash remitted and to be remitted and shares debited and credited to accounts; provide such notices, instructions or authorizations as the Trust may require.

         4.2 DSC shall not be required to issue, transfer or redeem Series' shares upon receipt of DSC from the Trust, or from any federal or state regulatory agency or authority, written notice that the issuance, transfer or redemption of Series' shares has been suspended or discontinued.


                          V. DIVIDEND DISBURSING AGENT

         5.1 As Dividend Disbursing Agent for the Series, DSC shall disburse and cause to be disbursed to shareholders of the Series dividends, capital gains distributions or any payments from other sources as directed by the Trust. In connection therewith, but not in the limitation thereof, DSC shall:

             (a) Calculate the total disbursement due and payable and the disbursement to each shareholder as to shares owned, in accordance with the Trust's authorization.

             (b) Calculate the total disbursements for each shareholder, as aforesaid, to be disbursed in cash; prepare and mail checks therefor.

             (c) Calculate the total disbursement for each shareholder of the Series, as aforesaid, for which Series' shares are to be issued and authorized and instruct the issuance of Series' shares therefor in accordance with Section IV hereof.

             (d) Prepare and mail or deliver such forms and notices pertaining to disbursements as required by federal or state authority.

             (e) Create and maintain records, reconcile and control disbursements to be made and made, both as to cash and shares, as aforesaid; provide such notices, instruction or authorization as the Trust may require.

         5.2 DSC shall not be required to make any disbursement upon the receipt of DSC from the Trust, or from any federal or state agency or authority, written notice that such disbursement shall not be made.


                         VI. SHAREHOLDER SERVICING AGENT

         6.1 As Shareholder Servicing Agent for the Series, DSC shall provide those services ancillary to, but in implementation of, the services provided under Sections I through V hereof, and those generally defined and accepted as shareholder services. In connection therewith, but not in limitation thereof, DSC shall:

             (a) Except where instructed in writing by the Trust not to do so, and where in compliance with applicable law, accept orders on behalf of the Trust; receive and process investments and applications; remit to the Trust or its custodian payments for shares acquired and to be issued; and direct the issuance of shares in accordance with Section IV hereof.

             (b) Receive, record and respond to communications of shareholders and their agents.

             (c) As instructed by the Trust, prepare and mail shareholder account information, mail Series shareholder reports and Series prospectuses.

             (d) Prepare and mail proxies and material for Trust shareholder meetings, receive and process proxies from shareholders, and deliver such proxies as directed by the Trust.

             (e) Administer investment plans offered by the Trust to investors and shareholders of each Series, including retirement plans, including activities not otherwise provided in Section I through V of this Agreement.

                           VII. PERFORMANCE OF DUTIES

         7.1 The parties hereto intend that Series shareholders and their stockholdings shall be confidential, and any information relating thereto shall be released by DSC only to those persons or authorities who DSC has reason to believe are authorized to receive such information; or, as instructed by the Trust.

         7.2 DSC may, in performing this Agreement, require the Trust or the Trust's distributor to provide it with an adequate number of copies of prospectuses, reports or other documents required to be furnished to investors or shareholders.

         7.3 DSC may request or receive instructions from the Trust and may, at the Trust's expense, consult with counsel for the Trust or its own counsel with respect to any matter arising in connection with the performance of its duties hereunder, and shall not be liable for any action taken or omitted by it in good faith in accordance with such instructions or opinions of counsel.

         7.4 DSC shall maintain reasonable insurance coverage for errors and omissions and reasonable bond coverage for fraud.

         7.5 Upon notice thereof to the Trust, DSC may employ others to provide services to DSC in its performance of this Agreement.

         7.6 Personnel and facilities of DSC used to perform services hereunder may be used to perform similar services to other funds in the Delaware Investments family and to others, and may be used to perform other services for the Trust, the other funds in the Delaware Investments family and to others.

         7.7 DSC shall provide its services as transfer agent hereunder in accordance with Section 17 of the Securities Exchange Act of 1934, and the rules and regulations thereunder. Further, the parties intend that the processes, procedures, safeguards and controls employed should be those generally applied and accepted for the type services provided hereunder by other institutions providing the same or similar services, and, those which should provide efficient, safe and economical services so as to promote promptness and accuracy and to maintain the integrity of the Trust's records.

         7.8 The Trust and DSC may, from time to time, set forth in writing Guidelines For Selective Procedures to be applicable to the services hereunder.


                               VIII. COMPENSATION

         8.1 The Trust and DSC acknowledge that because DSC has common ownership and close management ties with the Trust's investment adviser and the Trust's distributor and serves the other funds in the Delaware Investments family (DSC having been originally established to provide the services hereunder for the funds in the Delaware Investments family), advantages and benefits to the Trust in the employment of DSC hereunder can be available which may not generally be available to it from others providing similar services.

         8.2 The Trust and DSC further acknowledge that the compensation by the Trust to DSC is intended to induce DSC to provide services under this Agreement of a nature and quality which the Board of Trustees of the Trust, including a majority who are not parties to this Agreement or interested person of the parties hereto, has determined after due consideration to be necessary for the conduct of the business of the Trust, in the best interests of the Trust, the Series and their shareholders.

         8.3 Compensation by the Trust to DSC hereunder shall be determined in accordance with Schedule B hereto as it shall be amended from time to time as provided for herein and which is incorporated herein as a part hereof.

         8.4 Compensation as provided in Schedule B shall be reviewed and approved in the manner set forth in Section 10.1 hereof by the Board of Trustees of the Trust at least annually and may be reviewed and approved more frequently at the request of either party. The Board may request, and DSC shall provide, such information as the Board may reasonably require to evaluate the basis of and approve the compensation.


                              IX. STANDARD OF CARE

         9.1 The Trust acknowledges that DSC shall not be liable for, and in the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of the performance of its duties under this Agreement, agrees to indemnify DSC against, any claim or deficiency arising from the performance of DSC's duties hereunder, including DSC's costs, counsel fees and expenses incurred in investigation or defending any such claim or any administrative or other proceeding, and acknowledges that any risk of loss or damage arising from the conduct of the Trust's affairs in accordance herewith or in accordance with Guidelines or instructions given hereunder, shall be borne by the Trust.


                             X. CONTRACTUAL STATUS

         10.1 This Agreement shall be executed and become effective on the date first written above if approved by a vote of the Board of Trustees of the Trust, including an affirmative vote of a majority of the non-interested members of the Board, cast in person at a meeting called for the purpose of voting on such approval. It shall continue in effect for an indeterminate period, and is subject to termination on sixty (60) days' notice by either party unless earlier terminated or amended by agreement among the parties. Compensation under this Agreement shall require approval by a majority vote of the Board of Trustees of the Trust, including an affirmative vote of the majority of the non-interested members of the Board cast in person at a meeting called for the purpose of voting on such approval.

         10.2 This Agreement may not be assigned without the approval of the Trust.

         10.3 This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania.


                              DELAWARE SERVICE COMPANY, INC.



                              By:  /s/ Douglas L. Anderson
                                 -------------------------------------
                                   Name: Douglas L. Anderson
                                   Title: Senior Vice President



                              DELAWARE POOLED TRUST
                              for its series set forth in Schedule A hereto





                              By:  /s/ David K. Downes
                                 -------------------------------------
                                   Name: David K. Downes
                                   Title: President

                                   SCHEDULE A
                                   ----------

                              DELAWARE POOLED TRUST

                         SHAREHOLDER SERVICES AGREEMENT

                                APPLICABLE SERIES

                         EFFECTIVE AS OF APRIL 19, 2001

The Aggregate Fixed Income Portfolio
The All-Cap Growth Equity Portfolio
The Balanced Portfolio
The Core Equity Portfolio
The Diversified Core Fixed Income Portfolio
The Emerging Markets Portfolio
The Equity Income Portfolio
The Global Equity Portfolio
The Global Fixed Income Portfolio
The High-Yield Bond Portfolio
The Intermediate Fixed Income Portfolio
The International Equity Portfolio
The International Fixed Income Portfolio
The International Large-Cap Equity Portfolio
The International Small-Cap Portfolio
The Labor Select International Equity Portfolio
The Large-Cap Growth Equity Portfolio
The Large-Cap Value Equity Portfolio
The Mid-Cap Growth Equity Portfolio
The Real Estate Investment Trust Portfolio
The Real Estate Investment Trust Portfolio II
The Select Equity Portfolio
The Small-Cap Growth Equity Portfolio
The Small-Cap Value Equity Portfolio

AGREED AND ACCEPTED:

DELAWARE SERVICE COMPANY, INC.             DELAWARE POOLED TRUST
                                           for its series set forth in
                                           this Schedule A



By: /s/ Douglas L. Anderson                By:  /s/ David K. Downes
    --------------------------------            ---------------------
     Name: Douglas L. Anderson                   Name: David K. Downes
     Title: Senior Vice President                Title: President

                                   SCHEDULE B
                                   ----------

                         SHAREHOLDER SERVICES AGREEMENT

                              COMPENSATION SCHEDULE

                      DELAWARE INVESTMENTS FAMILY OF FUNDS

                         EFFECTIVE AS OF APRIL 19, 2001


1. Delaware Service Company, Inc. ("DSC") will determine and report to the Fund, at least annually, the compensation for services to be provided to the Fund for DSC's forthcoming fiscal year or period.

2. In determining such compensation, DSC will fix and report a fee to be charged per account and/or transaction, as may be applicable, for services provided. DSC will bill, and the Fund will pay, such compensation monthly.

3. Except as otherwise provided in paragraphs 4 and 5 below, the charge consists of two charges for all the Funds in the Delaware Investments Family, an annual charge and a per transaction charge for each account on the transfer agent's records and each account on an automated retirement processing system. These charges are as follows:


         A.  ANNUAL CHARGE
             -------------

             Daily Dividend Funds                      $11.00          Per Annum
             Other Funds                               $5.50           Per Annum

             Merrill Lynch - Omnibus Accounts

                  Regular Accounts                     $16.00          Per Annum
                  Accounts with a Contingent
                  Deferred Sales Charge                $19.00          Per Annum

             Networked Accounts                        $3.00 - $6.00   Per Annum


         B.  TRANSACTION CHARGE
             ------------------

             Transaction                                               Charge
             -----------                                               ------

             1.       Dividend Payment                                 $0.25

             2.       New Account                                      $6.00

             3.       Purchase:

                      a.      Wire                                     $8.00
                      b.      Automated                                $1.50
                      c.      Other                                    $2.60

             4.       Transfer                                         $8.00

             5.       Certificate Issuance                             $4.00

             6.       Liquidations

                      a.      Wires                                   $12.25
                      b.      Drafts                                   $0.75
                      c.      Money Market Regular                     $4.50
                      d.      Other Regular                            $4.50

             7.       Exchanges

                      a.      Dividend Exchanges                       $3.00
                      b.      Other                                   $10.00

4. DSC's compensation for providing services to the Series of Delaware Group Premium Fund (the "Premium Fund") will be 0.01% of average daily net assets per Series annually. DSC will bill, and the Premium Fund will pay, such compensation monthly.

5. DSC's compensation for providing services to the Portfolios of Delaware Pooled Trust (the "Trust") (other than The Real Estate Investment Trust Portfolio) will be 0.01% of average daily net assets per Portfolio annually. DSC will bill, and the Trust will pay, such compensation monthly. Notwithstanding anything in this paragraph to the contrary, DSC's compensation for The Real Estate Investment Trust Portfolio will be as set forth in paragraphs 1-3 above.




AGREED AND ACCEPTED:

DELAWARE SERVICE COMPANY, INC.              DELAWARE POOLED TRUST
                                            for its series set forth in
                                            Schedule A to this Agreement



By:  /s/ Douglas L. Anderson                 By:  /s/ David K. Downes
     -------------------------------              ------------------------------
     Name: Douglas L. Anderson                    Name: David K. Downes
     Title: Senior Vice President                 Title: President